Exhibit 99.1

FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY, INC. REPORTS
2010 FOURTH QUARTER AND FULL YEAR RESULTS

HOUSTON, TX – March 16, 2011 – Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or “the Company”) today announced results for the fourth quarter and year ended December 31, 2010.

$ in millions (except per share data)	3 Months Ended 12/31/10** 12/31/09		% Change	12 Months Ended 12/31/10** 12/31/09		% Change
Revenues	$138.0	$71.7	92.5%	$459.9	$390.8	17.7%
Gross profit	$28.8	$7.4	286.6%	$62.7	$54.4	15.3%
Gross margin	20.8%	10.4%	100.0%	13.6%	13.9%	(2.2)%
Operating income	$19.5	$0.7	2,639.8%	$35.9	$36.9	(2.8)%
Net income attributable to common stockholders	$9.3	$0.8	1,129.9%	$19.1	$23.7	(19.5)%
Diluted net income per share attributable to common stockholders *	$0.54	$0.03	1,700.0%	$1.13	$1.71	(33.9)%

*Based on 16.6 million weighted-average diluted shares outstanding for both the three and twelve months ended December 31, 2010, respectively, which include 2.76 million shares of common stock sold in mid-December 2009; diluted net income per share for the three  and twelve months ended December 31, 2009 are based upon 14.2 and 13.9 million weighted-average diluted shares outstanding, respectively.
**The consolidated results shown above include Sterling’s Utah-based subsidiary, Ralph L. Wadsworth Construction Company, LLC (“RLW”), since December 3, 2009, the effective date of the acquisition.

Commenting on the results, James H. Allen, Jr., Sterling’s Chief Financial Officer said, “We closed the year with a strong fourth quarter.  The revenue increases for the 2010 fourth quarter and full year were due to the inclusion of our Utah operations in the consolidated results of operations for all of 2010, compared to one month in 2009.  Partially offsetting the revenue increase from our Utah operations for the fiscal year 2010 were decreases in revenues of our Texas and Nevada operations due to market conditions that have continued since 2009 including increased competition and the consequent lower bid prices, lack of visibility on federal highway funding to states, and lower state gasoline and local sales and property taxes, which support infrastructure spending by states, counties and municipalities.”

Mr. Allen continued, “The increases in gross profit in the 2010 fiscal periods versus 2009 were primarily due to the inclusion of the gross profit on the revenues of our Utah operations and differences in the mix in the stage of completion and gross margins of contracts-in-progress at year-end, including the finalization of change orders and revision of total estimated gross profit due to better visibility of revenues and costs on certain projects.  Also, better weather in Texas contributed to the improvement in the 2010 fourth quarter gross profit compared to the same period in 2009.  For the year as a whole, the increase in gross profit of our Utah operations was partially offset by lower gross profits of our Texas and Nevada operations as a result of lower revenues and approximately $3.8 million under absorption of depreciation and other costs related to lower equipment utilization, both due to lower activity in those states.  Management believes such equipment will be used when those markets return to a normalized level of activity and consequently believes there is no impairment in the value of such equipment.”

Sterling Construction News Release
March 16, 2011

Mr. Allen added, “Operating income increased for the 2010 fourth quarter and was basically flat for the fiscal year as compared to 2009 as a result of the increase in gross profit in 2010 after taking into account the following matters.  For the fiscal year 2010, general and administrative expenses and other operating expenses (“G&A”), increased by $9.4 million over 2009.  The primary reasons for the increase in G&A were the G&A expense incurred by our Utah operations consolidated for a full year in 2010; professional fees associated with the appeal of a lawsuit and strategic and management planning activities; higher information technology expenses; and a write off of certain equipment with a net book value of $1.5 million that we no longer believe will be used on future project awards.  The 2009 fourth quarter included charges of $1.2 million related to the acquisition of RLW and a $1.0 million provision for loss on a lawsuit which is being appealed.  As a percent of revenues, G&A and other operating expenses were 5.4% in 2010 versus 4.5% in 2009 due to the above reasons.”

Mr. Allen also pointed out, “Our effective tax rate decreased from 32.5% in 2009 to 28.1% in 2010 due to higher net income attributable to noncontrolling interest owners which is taxed to those owners rather than Sterling and higher non-taxable interest income in 2010 than 2009.”

He went on to say, “Capital expenditures totaled $13.4 million for 2010, up from $5.3 million in 2009, with the increase primarily due to purchases of additional equipment to perform contracts, including a large joint venture project in Utah.  We expect capital expenditures in 2011 to be higher than in 2010 primarily due to additional equipment  required by the Utah joint venture project and a recent low bid on a large job in Texas; normal replacement of equipment which replacement was deferred in 2009 and 2010; and shop and office facilities being acquired  by two of our offices in Texas.”

Patrick T. Manning, Sterling’s Chairman and Chief Executive Officer pointed out, “During the fourth quarter, we added $222 million in new contract awards, bringing new awards to $473 million for all of 2010.  We are especially pleased with the $20 million construction project we secured in December in Baton Rouge, where we are installing 46,000 linear feet of sanitary sewer pipe. This marks our entry into construction in Louisiana.  Our year-end backlog rose from $647 million at the end of 2009 to $660 million at December 31, 2010, which included approximately $138 million of expected revenues for which the contracts had not yet been officially awarded, including a project for $91 million on which the customer has deferred executing the contract until April 2011, pending the resolution of funding issues.  In February 2011, a joint venture in which the Company has a 45% interest was selected as the best “value proposer” to design and build a section of a highway northeast of Austin, Texas, for a price of $207 million.  The Company’s expected share  of approximately $93 million related to this contract  is not included in the amount of backlog outstanding at December 31, 2010.  This is a good foundation to start the New Year.”

Joseph P. Harper, Sr., Sterling’s President and Chief Operating Officer added, “While we are naturally pleased with the results for 2010, we do not see market conditions improving any time soon.  Continued deferral of new federal funding legislation or reductions in federal funding could negatively impact the states’ highway and bridge construction expenditures for fiscal years 2011 and beyond, particularly for two-to-four year construction projects, and we are unable to predict when or on what terms the federal government might enact legislation to give the states more visibility in funding projects.  Our business is also affected by the nationwide decline in home sales and the increase in foreclosures that adversely affect  property and other local tax collections which are key sources of funding for municipal road, bridge and water infrastructure construction.”

Mr. Harper added, “Working capital as of December 31, 2010 approximated $107 million, including cash, cash equivalents and short-term investments of $85 million.  At year end, we had no outstanding borrowings under our $75.0 million Credit Facility.  Therefore we are well positioned financially, geographically, and in terms of our diverse portfolio of skills and Company-owned equipment, to compete at acceptable profit margin levels for projects as they become available.”

Conference Call and Filings
Sterling’s management will hold a conference call to discuss these results and recent corporate developments, at 11:00 am ET/ 10:00 am CT today, Wednesday, March 16, 2011.  Interested parties may participate in the call by dialing (201) 689-7817 ten minutes before the conference call is scheduled to begin, and asking for the Sterling Construction call.

To listen to a simultaneous webcast of the call, please go to the Company’s website at www.sterlingconstructionco.com at least 15 minutes early to download and install any necessary audio software.  If you are unable to listen live, the conference call webcast will be archived on the Company’s website for 30 days.  We suggest listeners use Microsoft Explorer as their web browser.

Sterling is a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure in large and growing markets in Texas, Nevada and Utah and other states where it sees opportunities. Its transportation infrastructure projects include highways, roads, bridges and light rail, and its water infrastructure projects include water, wastewater and storm drainage systems.

This press release includes certain statements that fall within the definition of "forward-looking statements" under the Private Securities Litigation Reform Act of 1995.  Any such statements are subject to risks and uncertainties, including overall economic and market conditions, competitors' and customers' actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company's filings with the Securities and Exchange Commission.  Accordingly, such statements should be considered in light of these risks.  Any prediction by the Company is only a statement of management's belief at the time the prediction is made.  There can be no assurance that any prediction once made will continue thereafter to reflect management's belief, and the Company does not undertake to update publicly its predictions, whether as a result of new information, future events or otherwise.

The Company will file its 2010 Annual Report on Form 10-K with the U.S. Securities and Exchange Commission today, March 16, 2011.

Contact:

Sterling Construction Company, Inc.	Investor Relations Counsel
James H. Allen, Jr., CFO	The Equity Group Inc.
Joseph P. Harper, Sr., Pres. & COO	Linda Latman 212-836-9609
281-821-9091	Lena Cati 212-836-9611

(See Accompanying Tables)

Sterling Construction News Release
March 16, 2011

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (Amounts in thousands, except share and per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2010	2009	2010	2009
	Unaudited	Unaudited	Audited	Audited

Revenues	$137,997	$71,677	$459,893	$390,847
Cost of revenues	109,246	64,240	397,188	336,478
Gross profit	28,751	7,437	62,705	54,369
General and administrative expenses	(7,413)	(4,435)	(24,895)	(14,971)
Direct costs of acquisition	--	(1,211)	--	(1,211)
Provision for loss on lawsuit	--	(1,000)	--	(1,000)
Other income (expense)	(1,803)	(78)	(1,900)	(249)
Operating income	19,535	713	35,910	36,938
Gain (loss) on sale of securities	(1,082)	378	(38)	519
Interest income	541	166	1,809	572
Interest expense	(296)	(80)	(1,187)	(234)
Income before income taxes and earnings attributable to non-controlling interests	18,698	1,177	36,494	37,795
Income tax expense	(5,325)	(113)	(10,270)	(12,267)
Net income	13,373	1,064	26,224	25,528
Non-controlling owners’ interests in earnings of subsidiaries and joint ventures	(4,001)	(302)	(7,137)	(1,824)
Net income attributable to Sterling common stockholders	$9,372	$762	$19,087	$23,704

Net income per share attributable to Sterling common stockholders:
Basic	$0.55	$0.04	$1.15	$1.77
Diluted	$0.54	$0.03	$1.13	$1.71

Weighted average number of common shares outstanding used in computing earnings per share amounts:
Basic	16,371,568	13,748,765	16,194,708	13,358,903
Diluted	16,582,171	14,236,561	16,563,169	13,855,709

Sterling Construction News Release
March 16, 2011

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of December 31, 2010 and 2009
(Amounts in thousands, except share and per share data)

	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$49,441	$54,406
Short-term investments	35,752	39,319
Contracts receivable, including retainage	70,301	80,283
Costs and estimated earnings in excess of billings on uncompleted contracts	10,058	5,973
Inventories	1,479	1,229
Deferred tax asset, net	82	127
Equity in construction joint ventures	6,744	2,341
Deposits and other current assets	2,472	5,510
Total current assets	176,329	189,188
Property and equipment, net	74,681	80,282
Goodwill	114,745	114,745
Other assets, net	1,376	1,526
Total assets	$367,131	$385,741
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$35,432	$32,619
Billings in excess of costs and estimated earnings on uncompleted contracts	17,807	31,132
Current maturities of long-term debt	73	73
Income taxes payable	1,493	351
Accrued compensation	6,920	4,311
Other accrued expenses	7,326	6,824
Total current liabilities	69,051	75,310
Long-term liabilities:
Long-term debt, net of current maturities	336	40,409
Deferred tax liability, net	18,591	15,369
Total long-term liabilities	18,927	55,778

Commitments and contingencies

Non-controlling owners' interests in subsidiaries and joint ventures	28,724	23,887

Stockholders’ equity:
Preferred stock, par value $0.01 per share; authorized 1,000,000 shares, none issued	--	--
Common stock, par value $0.01 per share; authorized 19,000,000 shares, 16,468,369 and 16,081,878 shares issued	164	160
Treasury stock, 3,147 shares of common stock at no cost	--	--
Additional paid in capital	198,849	197,898
Retained earnings	51,553	32,466
Accumulated other comprehensive income (loss)	(137)	242
Total Sterling common stockholders’ equity	250,429	230,766
Total liabilities and stockholders’ equity	$367,131	$385,741